Exhibit 23.1

LAKE & ASSOCIATES, CPA’s LLC

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the report on Form 10-K of Darshan Equity Investment, Inc. (A Development Stage Company), of our report dated March 23, 2011 on our audit of the financial statements of Darshan Equity Investment, Inc. (A Development Stage Company) as of December 31, 2009 and December 31, 2010, and the related statement of operations, shareholders’ equity and cash flows from inception on May 26, 2009 through December 31, 2009, the year ended December 31, 2010 and cumulative from  inception on May 26, 2009 through December 31, 2010 and the reference to us under the caption “Experts.”

/s/Lake & Associates, CPA’s LLC
Lake & Associates, CPA’s LLC
Schaumburg, Illinois
March 25, 2011